CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Stone Street Bancorp, Inc.

We consent to the use of our report dated January 30, 1999 relating to the consolidated balance sheets of Stone Street Bancorp, Inc., and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and the reference to our firm under the heading "Experts" in the registration statement on Form S-4.

/s/ Weir Smith Jones Miller & Elliott
Weir Smith Jones Miller & Elliott
Certified Public Accountants, P.A.
Statesville, North Carolina

June 23, 1999